                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                       ABT BUILDING PRODUCTS CORPORATION
                                       AT
                              $15.00 NET PER SHARE
                                       BY
                           STRIPER ACQUISITION, INC.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                         LOUISIANA-PACIFIC CORPORATION

------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 23, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE BOARD OF DIRECTORS OF ABT BUILDING PRODUCTS CORPORATION ("COMPANY") HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER DESCRIBED HEREIN IS FAIR TO, AND IN THE BEST INTERESTS OF, COMPANY'S STOCKHOLDERS (THE "STOCKHOLDERS"), HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED, AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN), THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF COMPANY WHICH (TOGETHER WITH ANY SHARES OWNED BY LOUISIANA-PACIFIC CORPORATION OR ITS SUBSIDIARIES) CONSTITUTES A MAJORITY OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14 OF THIS OFFER TO PURCHASE.
                            ------------------------

                                   IMPORTANT

    Any Stockholder desiring to tender all or a portion of its Shares should either (1) complete and sign the appropriate Letter(s) of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in such Letter(s) of Transmittal, mail or deliver such Letter(s) of Transmittal and any other required documents to the Depositary and either deliver the certificates for those Shares to the Depositary along with such Letter(s) of Transmittal or tender those Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof or (2) request its broker, dealer, commercial bank, trust company or other nominee to effect the tender on its behalf. Any Stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the Stockholder desires to tender such Shares.

    Any Stockholder who desires to tender Shares and whose certificate(s) representing those Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis should tender those Shares by following the procedures for guaranteed delivery set forth in Section 3 hereof.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.
                            ------------------------

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.

            The date of this Offer to Purchase is January 25, 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
INTRODUCTION...............................................................................................           1
 1. Terms of the Offer.....................................................................................           2
 2. Acceptance for Payment and Payment for Shares..........................................................           4
 3. Procedure for Tendering Shares.........................................................................           5
 4. Withdrawal Rights......................................................................................           7
 5. Certain Federal Income Tax Consequences of the Offer and the Merger....................................           8
 6. Price Range of the Shares; Dividends on the Shares.....................................................           9
 7. Effect of the Offer on the Market for Shares, NASDAQ Quotation and Exchange Act Registration and Margin
    Securities.............................................................................................           9
 8. Certain Information Concerning Company.................................................................          11
 9. Certain Information Concerning Purchaser and Parent....................................................          15
10. Source and Amount of Funds.............................................................................          17
11. Background of the Offer................................................................................          17
12. Purpose of the Offer and the Merger; Plans for Company; the Merger Agreement; the Stockholder
    Agreement; Other Matters...............................................................................          19
13. Dividends and Distributions............................................................................          30
14. Certain Conditions of the Offer........................................................................          31
15. Certain Legal Matters..................................................................................          33
16. Fees and Expenses......................................................................................          35
17. Miscellaneous..........................................................................................          35
SCHEDULE I.................................................................................................         I-1

To the Holders of Common Stock of
  ABT Building Products Corporation:

                                  INTRODUCTION

    Striper Acquisition, Inc., a Delaware corporation ("Purchaser"), hereby offers to purchase all of the outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of ABT Building Products Corporation, a Delaware corporation ("Company"), at a purchase price of $15.00 per Share, net to the seller in cash (the "Offer Consideration"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Purchaser is a direct, wholly owned subsidiary of Louisiana-Pacific Corporation, a Delaware corporation ("Parent").

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 19, 1999 (the "Merger Agreement"), among Parent, Purchaser and Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that after the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Company (the "Merger"), with Company surviving the Merger as a wholly owned subsidiary of Parent (the "Surviving Corporation"). In the Merger, each Share (excluding Shares owned by Company or any of its subsidiaries or by Parent, Purchaser or any other subsidiary of Parent, and Shares owned by Stockholders who have properly exercised their appraisal rights under Delaware law) issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted at the Effective Time into the right to receive the Offer Consideration, in cash, without interest and less any required withholding taxes (the "Merger Consideration").

    THE BOARD OF DIRECTORS OF COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

    WARBURG DILLON READ LLC, ONE OF COMPANY'S FINANCIAL ADVISORS ("WDR"), HAS DELIVERED TO COMPANY ITS OPINION THAT THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS IN THE OFFER AND THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE STOCKHOLDERS. A COPY OF THE WRITTEN OPINION OF WDR IS CONTAINED IN COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING FURNISHED TO THE STOCKHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) THAT NUMBER OF SHARES WHICH (TOGETHER WITH ANY SHARES OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES) CONSTITUTES A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM SHARE CONDITION"). THE OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 14.

    Company has informed Purchaser that, as of January 14, 1999, (i) 10,674,160 Shares were issued and outstanding, (ii) 2,522,425 Shares were reserved for issuance to holders of outstanding stock options granted by Company, and (iii) no shares of preferred stock, par value $0.01 per share, of Company were issued and outstanding. Based upon the Shares and vested stock options outstanding as of such date, at least 6,234,806 Shares would need to be validly tendered pursuant to the Offer and not withdrawn in order for the Minimum Share Condition to be satisfied. Pursuant to a Stockholder Agreement entered into among Parent, Purchaser and certain Stockholders (the "Principal Stockholders") which collectively own 4,952,554 Shares, or approximately 46.4% of the Shares outstanding as of January 14, 1999 (and one of whom holds options to purchase an additional 710,000 Shares from Company), the Principal Stockholders have agreed to tender all of such outstanding Shares pursuant to the Offer and to certain other matters. See "Purpose of the Offer and the Merger; Plans for Company; the Merger Agreement; the Stockholder Agreement; Other Matters."

    The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the Stockholders. The Stockholder vote necessary to approve the Merger is the affirmative vote of a majority of the outstanding Shares, including Shares held by Purchaser and its affiliates. If the Minimum Share Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other Stockholder. If Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other Stockholder. In that event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. See Section 12.

    The Merger Agreement is more fully described in Section 12. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

    Tendering Stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer or the Merger. Purchaser will pay all charges and expenses of Goldman, Sachs & Co., as the Dealer Managers (the "Dealer Managers"), First Chicago Trust Company of New York, as the depositary (the "Depositary"), and D.F. King & Co., Inc., as the information agent (the "Information Agent"), in connection with the Offer. See Section 16.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered and not withdrawn in accordance with Section 4 prior to the Expiration Date. As used in the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, on February 23, 1999, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(e)(6) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    In the event that the Offer is not consummated, Purchaser may seek to acquire Shares through open-market purchases, privately negotiated transactions or otherwise, upon such terms and conditions and at such prices as it shall determine, which may be more or less than the Offer Consideration and could be for cash or other consideration.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Share Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). The Offer is also subject to certain other conditions set forth in Section 14. Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right (but will not be obligated) to waive any or all of the conditions to the Offer. If by the Expiration Date any or all of the conditions to the Offer are not satisfied or waived, Purchaser may extend the Expiration Date until such time as all such conditions are satisfied or waived. Subject to the terms of the Merger Agreement and the rights of tendering Stockholders to withdraw their Shares, Purchaser will retain all tendered Shares until the Expiration Date.

    Subject to applicable law and the terms of the Merger Agreement, Purchaser expressly reserves the right to extend the period of time during which the Offer is open by giving oral followed by written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer. Purchaser also expressly reserves the right, subject to applicable law (including applicable rules of the Commission) and to the terms of the Merger Agreement, at any time or from time to time, (i) to delay acceptance for payment of, or payment for, any Shares, regardless of whether the Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in Section 14, by giving oral followed by written notice of such delay in payment or termination to the Depositary, and (ii) to waive any conditions or otherwise amend the Offer in any respect, by giving oral followed by written notice to the Depositary. Any extension, delay in payment, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement, other than by issuing a release to the Dow Jones News Service or as otherwise may be required by law. The reservation by Purchaser of the right to delay acceptance for payment of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer. Any delay in acceptance for payment or payment beyond the time permitted by applicable law will be effectuated by an extension of the period of time during which the Offer is open.

    Pursuant to the terms of the Merger Agreement, without the prior written consent of Company, Purchaser may not (and Parent will cause Purchaser not to)
(i) decrease or change the form of the Offer Consideration or decrease the number of Shares sought pursuant to the Offer, (ii) amend any term of the Offer in any manner adverse to holders of Shares, (iii) change the conditions to the Offer, (iv) impose additional conditions to the Offer, (v) waive the Minimum Share Condition, or (vi) extend the Expiration Date (except that Purchaser may, without the consent of Company, (a) extend the Offer, if at the then scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to purchase Shares is not satisfied, until such time as such condition is satisfied or waived, and (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof); PROVIDED, HOWEVER, that, except as set forth above and subject to applicable legal requirements, Purchaser may amend the Offer or waive any condition to the Offer in its sole discretion. Assuming the prior satisfaction or waiver of the conditions to the Offer, Purchaser will accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

    The Commission has announced that, under its interpretation of Rules 14d-4(c) and 14d-6(d) under the Exchange Act, material changes in the terms of a tender offer or information concerning a tender offer may require that the tender offer be extended so that it remains open a sufficient period of time to allow security holders to consider such material changes or information in deciding whether or not to tender or withdraw their securities. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. If Purchaser decides to increase or, subject to the consent of Company, to decrease the consideration in the Offer, to make a change in the percentage of Shares sought or to change or waive the Minimum Share Condition and if, at the time that notice of any such change is first published, sent or given to Stockholders, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of that notice, the Offer will be extended at least until the expiration of that period of ten business days.

    Company has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to the Stockholders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) and pay for Shares that are validly tendered and not properly withdrawn prior to the Expiration Date, as soon as practicable after the later of the following dates:
(i) the Expiration Date and (ii) the date of satisfaction or waiver of all the conditions to the Offer set forth in this Offer to Purchase. Subject to the applicable rules of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any other applicable law, government regulation or condition contained therein. See Sections 1 and 14.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a timely Book-Entry Confirmation (as defined in Section 3) with respect to the Shares), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message (as defined below)), and (iii) all other documents required by the Letter of Transmittal. See Section 3.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares if, as and when Purchaser gives oral followed by written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to the tendering Stockholders whose Shares shall have been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain the tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest accrue on the consideration to be paid for the Shares by Purchaser, regardless of any delay in making such payment.

    If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for the Shares not purchased or tendered will be returned pursuant to the instructions of the tendering Stockholder without expense to the tendering Stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay the increased consideration for all of the Shares purchased pursuant to the Offer, whether or not the Shares were tendered prior to the increase in consideration.

3. PROCEDURE FOR TENDERING SHARES

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (a) certificates representing tendered Shares must be received by the Depositary at any one of those addresses prior to the Expiration Date or (b) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date or (ii) the tendering Stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Shares by causing the applicable Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation." The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that (i) such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, (ii) such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (iii) Purchaser may enforce such agreement against such participant. DELIVERY OF THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY OF THE LETTER OF TRANSMITTAL OR SUCH OTHER DOCUMENTS TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or if certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or owners appears on the certificates, with the signatures on the certificates or stock powers guaranteed by an

Eligible Institution as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a Stockholder wishes to tender Shares pursuant to the Offer and the Stockholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to be received by the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered if all the following guaranteed delivery procedures are complied with:

     (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser with this Offer to Purchase, is received by the Depositary as provided below prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery.

    THE NOTICE OF GUARANTEED DELIVERY MAY BE DELIVERED BY HAND OR TRANSMITTED BY FACSIMILE TRANSMISSION OR MAILED TO THE DEPOSITARY AND MUST INCLUDE AN ENDORSEMENT BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN THE NOTICE OF GUARANTEED DELIVERY.

    IN ALL CASES, SHARES SHALL NOT BE DEEMED VALIDLY TENDERED UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) OR, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, AN AGENT'S MESSAGE, IS RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE PRIOR TO THE EXPIRATION DATE.

    THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or Book-Entry Confirmation with respect to) the Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and all other documents required by the Letter of Transmittal.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding of 31% of the payments made to Stockholders with respect to the purchase price of Shares purchased pursuant to the Offer or the Merger, a Stockholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal. See Section 5 below.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel, be unlawful and reserves the absolute right to waive any defect or irregularity in any tender of Shares. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive or amend any or all of the conditions of the Offer. Purchaser's interpretation of the terms and conditions of the Offer (including the Letters of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Managers, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Purchaser as his attorneys-in-fact and proxies, with full power of substitution and resubstitution, in the manner set forth in the Letter of Transmittal, to the full extent of the Stockholder's rights with respect to the Shares tendered by the Stockholder and purchased by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares, on or after the date of the Offer. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts the Shares for payment. Upon acceptance for payment, all prior powers of attorney and proxies given by the Stockholder with respect to the Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by the Stockholder. The designees of Purchaser will be empowered to exercise all voting and other rights of the Stockholder with respect to such Shares (and any other Shares or securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including without limitation in respect of any annual or special meeting of the Stockholders, or any adjournment or postponement of any such meeting.

    Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of the Shares, Purchaser must be able to exercise full voting and other rights with respect to the Shares, including voting at any meeting of Stockholders then scheduled.

4. WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided in this Offer to Purchase, may also be withdrawn at any time after March 25, 1999. If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares, or is unable to purchase or pay for Shares for any reason, then without prejudice to the rights of Purchaser, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn, except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

    The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the terms of the Merger Agreement and the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the persons who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered the Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary then, prior to the release of the certificates, the tendering Stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. No withdrawal of Shares will be deemed to have been made properly until all defects and irregularities have been cured or waived. None of Parent, Purchaser, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

    Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 above.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

    The following is a summary of the material federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights). This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder and published judicial authority and administrative rulings and practice. Legislative, judicial or administrative authorities or interpretations are subject to change, possibly on a retroactive basis, at any time and a change could alter or modify the statements and conclusions set forth below. It is assumed for purposes of this discussion that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code. This discussion does not address all aspects of federal income taxation that may be relevant to a particular Stockholder in light of such Stockholder's personal investment circumstances, or those Stockholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals) or to Stockholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to a Stockholder.

    CONSEQUENCES OF THE OFFER AND THE MERGER TO STOCKHOLDERS. The receipt of the Offer Consideration and the Merger Consideration (and any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a Stockholder will recognize gain or loss equal to the difference between its adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger or pursuant to the exercise of appraisal rights and the amount of cash received therefor. Such gain or loss will be capital gain or loss and will be long-term gain or loss, if, on the date of sale (or, if applicable, the date of the Merger) the Shares were held for more than one year.

    BACKUP TAX WITHHOLDING. Under the Code, a Stockholder may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments made in connection with the Offer or the Merger. Backup withholding generally applies if the Stockholder (i) fails to furnish his social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he or she is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each Stockholder should consult with its own tax advisor as to its qualifications for exemption from withholding and the procedure for obtaining such exemption.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    According to Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company 10-K") and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998 (the "Company 10-Q") and information supplied to Purchaser by Company, the principal trading market for the Shares is the Nasdaq Stock Market, Inc.'s National Market (the "NASDAQ") and the Shares are admitted for quotation and traded on the NASDAQ under the symbol "ABTC." The following table sets forth, for the periods indicated, the high and low sale prices per Share reported by NASDAQ Composite Reporting System. Company has not paid any dividends on the Shares during the periods specified below.

                                               HIGH        LOW
                                              -------    -------
1996
  First Quarter.............................. $19 1/2    $14 1/4
  Second Quarter.............................  23         18 1/2
  Third Quarter..............................  22 1/2     19 1/2
  Fourth Quarter.............................  26 3/4     19 3/4
1997
  First Quarter.............................. $27 1/4    $21
  Second Quarter.............................  26 3/4     21 1/4
  Third Quarter..............................  26 1/2     16 3/4
  Fourth Quarter.............................  20 5/8     16 1/2
1998
  First Quarter.............................. $18 5/8    $14
  Second Quarter.............................  17 1/2     12 1/2
  Third Quarter..............................  17 1/8      8
  Fourth Quarter.............................  11 1/2      6 3/4

    On January 15, 1999, the last full trading day before the public announcement of the Merger Agreement, the last reported sale price on the NASDAQ was $14 1/8 per Share. On January 22, 1999, the last full trading day before the commencement of the Offer, the last reported sale price on the NASDAQ was $14 3/4 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES, NASDAQ QUOTATION AND EXCHANGE ACT REGISTRATION AND MARGIN SECURITIES.

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by Stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Consideration.

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the NASDAQ and may, therefore, no longer be included on the NASDAQ. According to the NASDAQ's published guidelines, the NASDAQ would consider no longer including the Shares for quotation and trading if, among other things, the number of publicly held Shares were less than 5,000,000, there were less than 300 round lot holders (as defined in Section 4200(a)(30) of the NASD Manual--The NASDAQ Stock Market) of the Shares, or the aggregate market capitalization of the Company were less than $35.0 million. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASDAQ for continued quotation and trading and the quotation and trading of Shares is discontinued, the market for the Shares could be adversely affected.

    Company has advised Purchaser that, as of January 14, 1999, there were 10,674,160 Shares issued and outstanding. If the Shares were no longer quoted on the NASDAQ (which Purchaser intends to cause the Company to seek if it acquires control of the Company and the Shares no longer meet the standards for inclusion), it is possible that the Shares would trade in the over-the-counter market or otherwise and that price quotations for the Shares would be reported. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

    The Shares are currently registered under Section 12(g) of the Exchange Act. Such registration may be terminated upon application of Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with a stockholders' meeting and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of Company and persons holding "restricted securities" of Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 (the "Securities Act"). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities," or eligible for listing on a securities exchange or quotation and trading on the NASDAQ. Purchaser intends to seek to cause Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING COMPANY

    GENERAL INFORMATION. Company is a Delaware corporation with its principal executive offices located at One Neenah Center, Neenah, Wisconsin 54956. According to the Company 10-K, Company is the largest manufacturer of exterior hardboard siding in the United States and a leading manufacturer of plastic resin specialty building products.

    According to a Current Report on Form 8-K filed by Company with the Commission on December 24, 1998, Company has entered into a definitive agreement to sell its fiber cement plant in Roaring River, North Carolina to CertainTeed Corporation for an aggregate purchase price of approximately $48 to $50 million. According to Company, the sale is expected to close in late January 1999 or early February 1999. The closing of the sale is subject to satisfaction of customary conditions.

    HISTORICAL FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information with respect to Company which has been excerpted from the Company 10-K and the Company 10-Q. More comprehensive financial information is included in such reports and other documents filed by Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies should be obtainable in the manner set forth below under "Available Information."

                       ABT BUILDING PRODUCTS CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (In thousands, except per share amounts)

                                                                                                       NINE MONTHS
                                                                                                   ENDED SEPTEMBER 30,
                                                         YEARS ENDED DECEMBER 31,
                                         --------------------------------------------------------  --------------------
                                             1993        1994       1995       1996     1997 (3)     1997       1998
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
OPERATING DATA:
  Net Sales............................   $  161,011   $ 203,264  $ 240,107  $ 320,402  $ 321,813  $ 252,935  $ 258,545
  Cost of sales........................      106,572     139,848    176,119    227,351    225,074    176,718    189,863
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross Profit.........................       54,439      63,416     63,988     93,051     96,739     76,217     68,682
  Selling, general and administrative
    expenses...........................       21,253      25,684     30,961     48,609     53,250     39,650     39,911
  Restructuring charge(1)..............           --          --         --         --     10,397     10,397         --
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income.....................       33,186      37,732     33,027     44,442     33,092     26,170     28,771
  Interest expense.....................        3,929       2,063      5,929      6,511      8,344         --         --
  Other income (expense), net..........         (201)        (80)        (4)      (269)      (263)    (5,811)    (7,482)
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income taxes and
    extraordinary item.................       29,056      35,589     27,094     37,662     25,011     20,359     21,289
  Provision for income taxes...........       11,572      13,843     10,607     14,510      9,521      7,801      8,091
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income before extraordinary
    item...............................       17,484      21,746     16,487     23,152     15,490     12,558     13,198
  Extraordinary item (net of tax)(2)...       (1,070)         --         --         --         --         --         --
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income...........................   $   16,414   $  21,746  $  16,487  $  23,152  $  15,490  $  12,558  $  13,198
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ------------  ---------  ---------  ---------  ---------  ---------  ---------
PER COMMON SHARE DATA (3):
  Income before extraordinary item:
    Basic..............................   $     1.65   $    1.85  $    1.54  $    2.22  $    1.47  $    1.19  $    1.24
    Diluted............................   $     1.50   $    1.70  $    1.42  $    2.01  $    1.34  $    1.08  $    1.16
  Income after extraordinary item:
    Basic..............................   $     1.55   $    1.85  $    1.54  $    2.22  $    1.47  $    1.19  $    1.24
    Diluted............................   $     1.41   $    1.70  $    1.42  $    2.01  $    1.34  $    1.08  $    1.16
BALANCE SHEET DATA:
  Working capital......................   $   27,363   $  42,006  $  55,762  $  42,777  $  55,683  $  62,181  $  66,722
  Total assets.........................      109,628     143,545    210,767    260,264    309,232    313,871    323,042
  Total debt...........................       12,438      33,278     84,629    100,071    132,911    136,440    122,216
  Stockholders' equity.................       77,210      80,483     88,120    109,941    124,841    121,363    137,042

------------------------------

(1) Company recorded a $10.4 million charge (consisting of a $1.5 million cash charge and a $8.9 million non-cash charge) during the second quarter of 1997 in connection with the restructuring of its exterior plastics products group. The restructuring charge consisted of: the write-down of certain machinery and equipment, $5.8 million; the write-down of inventory and goodwill to net realizable values, $3.1 million; and severance payments and lease obligations related to the closing of certain leased facilities, $1.5 million.

(2) For 1993, represents the write-off of deferred financing costs in connection with the repayment of long-term debt with the proceeds of Company's initial public offering.

(3) Gives effect to Company's stock split effected in June 1993 in connection with Company's initial public offering.

    On January 22, 1999, Company issued a press release in which it disclosed the results of operations data for the three months and year ended December 31, 1998 set forth below. Such data should be read in conjunction with the reports and other documents filed by Company with the Commission, including the financial information (and any related notes) contained therein. Such reports and other documents should be available for inspection and copies should be obtainable in the manner set forth below under "Available Information."

                       ABT BUILDING PRODUCTS CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (In thousands, except per share amounts)

                                                                THREE MONTHS                YEAR
                                                             ENDED DECEMBER 31,      ENDED DECEMBER 31,
                                                            --------------------  ------------------------
                                                              1998       1997        1998         1997
                                                            ---------  ---------  -----------  -----------
OPERATING DATA:
  Net Sales...............................................  $  68,790  $  67,399  $   317,304  $   316,984
  Income From Continuing Operations.......................  $   1,687  $   3,799  $    17,154  $    16,491
  Discontinued Operations:
    Loss from operations of discontinued business, net of
      income tax benefit..................................     (2,463)      (867)      (4,732)      (1,001)
    Loss on disposal of discontinued business, net of
      income tax benefit..................................    (11,656)        --      (11,656)          --
  Net Income..............................................    (12,432)     2,932          766       15,490
PER COMMON SHARE DATA:
  Income Per Common Share
    From Continuing Operations
      Basic...............................................       0.16       0.36         1.61         1.56
      Diluted.............................................       0.15       0.33         1.51         1.42
    From Operations of Discontinued Business
      Basic...............................................      (0.23)     (0.08)       (0.44)       (0.09)
    From Disposal of Discontinued Business Basic..........      (1.09)        --        (1.09)          --
    Net Income Per Share
      Basic...............................................      (1.16)      0.28         0.07         1.47
      Diluted.............................................         --       0.26         0.07         1.34
  Weighted Average Common Share Outstanding
      Basic...............................................     10,674     10,586       10,660       10,547
      Diluted.............................................     11,314     11,448       11,369       11,578

    CERTAIN COMPANY PROJECTIONS. During the course of discussions among Parent, Purchaser and Company that led to the execution of the Merger Agreement (see
Section 11 below), Company provided Purchaser and Parent with certain business and financial information which was not publicly available. Such information included, among other things, forecasted results of operations for Company's fiscal year ending December 31, 1999 prepared by the management of Company on December 8, 1998 (the "Company Forecasts"). The Company Forecasts do not take into account any of the potential effects of the Merger.

    The information from the Company Forecasts summarized below is included in this Offer to Purchase solely because such information was provided to Parent in connection with its evaluation of the Company. As a matter of course, Company does not make public projections or forecasts of its anticipated financial position or results of operations. Accordingly, neither Parent nor Company anticipates that it will, and each of Parent and Company disclaims any obligation to, furnish updated forecasts or projections to any person, cause such information to be included in documents required to be filed with the Commission or otherwise make such information public (irrespective in any such case of whether the Company Forecasts, in light of events or developments occurring after the time at which they were originally prepared, shall have ceased to have a reasonable basis).

    The inclusion herein of the information from the Company Forecasts summarized below should not be regarded as an indication that either Parent or Company considers such information to be an accurate prediction of future events. While presented with numerical specificity, the information from the Company Forecasts summarized below is based upon a variety of assumptions, including (i) assumptions relating to general economic conditions and the business of Company, (ii) the assumed receipt on December 31, 1998 of $50.0 million of proceeds from the sale of Company's fiber cement plant in Roaring River, North Carolina, and (iii) the application of $40.0 million of such proceeds to reduce Company's outstanding bank borrowings. Such assumptions are subject to significant uncertainties and contingencies, many of which are beyond the control of Company.

    The Company Forecasts were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants.

    The information from the Company Forecasts should be evaluated in conjunction with the historical financial statements and other information regarding Company contained elsewhere in this Offer to Purchase, the Company 10-K and the Company 10-Q. In light of the foregoing factors and the uncertainties inherent in the Company Forecasts, holders of Shares are cautioned not to place undue reliance thereon. A summary of the Company Forecasts is set forth below.

                           1999 ANNUAL OPERATING PLAN
                                KEY SUMMARY DATA
                    (In thousands, except per share amounts)

                                                                                   FISCAL YEAR
                                                                                      1999
                                                                                   -----------
Gross Sales......................................................................   $ 353,296
Net Sales........................................................................     317,544
Operating Income (EBIT)..........................................................      35,426
Net Income.......................................................................      18,715
Earnings Per Share- -Diluted.....................................................   $    1.64

    AVAILABLE INFORMATION. Company is subject to the informational filing requirements of the Exchange Act. In accordance with the Exchange Act, Company files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Company is required to disclose in such proxy statements certain information, as of particular dates, concerning Company's directors and officers, their remuneration, stock options granted to them, the principal holders of Company's securities and any material interest of those persons in transactions with Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained upon payment of the Commission's prescribed fees by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, or through the Commission's Website (http://www.sec.gov).

    Except as otherwise stated in this Offer to Purchase, the information concerning Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents on file with the Commission and other publicly available information. Although Purchaser and Parent do not have any knowledge that any such information is untrue in any material respect, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

    Purchaser, a Delaware corporation, was organized to acquire all of the Shares pursuant to the Offer and the Merger and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser is owned directly by Parent. The principal executive offices of Purchaser are located at 111 S.W. Fifth Avenue, Portland, Oregon 97204.

    Parent is a Delaware corporation, with its principal executive offices located at 111 S.W. Fifth Avenue, Portland, Oregon 97204. Parent is a major building products supply firm manufacturing structural panels, including oriented strand board and plywood and other panel products, lumber, hardwood veneers, cellulose insulation and specialty building products.

    Set forth below is certain selected consolidated financial information with respect to Parent which has been partially excerpted from Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Parent 10-K") and Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998 (the "Parent 10-Q"). More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information (including any related notes) contained therein. The Parent 10-K and the Parent 10-Q are incorporated herein by reference. Such reports and other documents should be available for inspection and copies should be obtainable from the offices of the Commission in the same manner as set forth under "Available Information" in
Section 8 above.

                         LOUISIANA-PACIFIC CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (In millions, except per share amounts)

                                                                                                                   NINE MONTHS
                                                                         YEARS ENDED                           ENDED SEPTEMBER 30,
                                                                        DECEMBER 31,
                                                -------------------------------------------------------------  --------------------
                                                    1993         1994      1995(4)    1996 (4)     1997 (4)      1997       1998
                                                -------------  ---------  ---------  -----------  -----------  ---------  ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
OPERATING DATA (2):
  Net sales...................................    $ 2,511.3    $ 3,039.5  $ 2,843.2   $ 2,486.0    $ 2,402.5   $ 1,807.4  $ 1,777.8
  Gross profit (loss) (1).....................        423.6        558.6      268.9        31.0        (88.5)      (57.1)      71.4
  Interest, net...............................          5.0          1.0        2.9        (7.8)         (29)      (23.3)     (15.3)
  Provision (benefit) for income taxes........        173.2        209.8      (45.8)     (125.6)       (43.6)      (28.7)       9.3
  Income (loss) (3)...........................        254.4        346.9      (51.7)     (200.7)      (101.8)      (80.5)     (13.9)
PER COMMON SHARE DATA:
  Income (loss) per share (3)
  Basic.......................................    $    2.32    $    3.15  $   (0.48)  $   (1.87)   $   (0.94)      (0.78)     (0.13)
  Diluted.....................................         2.29         3.13      (0.48)      (1.87)       (0.94)      (0.74)     (0.13)
  Cash dividends per share....................         0.43        0.485      0.545        0.56         0.56        0.42       0.42
BALANCE SHEET DATA:
  Current assets..............................    $   614.1    $   721.9  $   618.5   $   612.9    $   596.8   $   556.6  $   759.8
  Timber and timberlands, at cost less cost of
    timber harvested..........................        673.5        693.5      689.6       648.6        634.2       637.1      909.3
  Property, plant and equipment, net..........      1,145.9      1,273.2    1,452.3     1,278.5      1,191.8     1,239.1      934.0
  Goodwill and other assets...................         32.8         55.1       45.0        82.4        155.6       155.6      103.6
                                                -------------  ---------  ---------  -----------  -----------  ---------  ---------
  Total assets................................    $ 2,466.3    $ 2,743.7  $ 2,805.4   $ 2,622.4    $ 2,578.4   $ 2,588.4    2,706.7
                                                -------------  ---------  ---------  -----------  -----------  ---------  ---------
                                                -------------  ---------  ---------  -----------  -----------  ---------  ---------
  Current liabilities.........................        317.2        344.8      448.5       378.4        319.3       366.6      496.7
  Long-term debt, excluding current portion...        288.6        209.8      201.3       458.6        572.3       508.5      475.3
  Deferred income taxes and other.............        289.1        339.7      499.6       357.8        400.6       360.2      481.5
  Stockholders' equity........................      1,571.4      1,849.4     1656.0     1,427.6      1,286.2     1,328.5     1253.2
                                                -------------  ---------  ---------  -----------  -----------  ---------  ---------
  Total liabilities and stockholders'
    equity....................................    $ 2,466.3    $ 2,743.7  $ 2,805.4   $ 2,622.4    $ 2,578.4   $ 2,588.4  $ 2,706.7
                                                -------------  ---------  ---------  -----------  -----------  ---------  ---------
                                                -------------  ---------  ---------  -----------  -----------  ---------  ---------

------------------------------

(1) Gross profit is income before settlements, charges and unusual items, income taxes, minority interest, and interest.

(2) All per share amounts and number of shares have been retroactively adjusted for a two-for-one stock split in 1993.

(3) Does not include cumulative effects of accounting changes in 1993.

(4) Includes settlements, charges and other unusual items, net. See the Notes to Financial Statements in Item 8 of the Parent 10-K.

    Except as set forth in this Offer to Purchase, none of Parent, Purchaser or any of their respective subsidiaries (collectively, the "Purchaser Entities"), or, to the knowledge of any of the Purchaser Entities, any of the persons listed in Schedule I, has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser Entities, or, to the knowledge of any of the Purchaser Entities, any of the persons listed in Schedule I, has had, since January 1, 1996, any transactions with Company or any of its affiliates that would be required to be disclosed in the Schedule 14D-1. Except as set forth in this Offer to Purchase, since January 1, 1996, there have been no contacts, negotiations or transactions between the Purchaser Entities or, to the knowledge of any of the Purchaser Entities, any of the persons listed in Schedule I, and Company or its affiliates concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, none of the Purchaser Entities or, to the knowledge of any of the Purchaser Entities, any of the persons listed in Schedule 1, beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days.

10. SOURCE AND AMOUNT OF FUNDS

    SOURCE AND AMOUNT OF FUNDS. The aggregate amount of funds required by Purchaser to pay the aggregate purchase price to be paid pursuant to the Offer and the Merger is estimated to be approximately $179.0 million. Such amount assumes the purchase pursuant to the Offer of all Shares underlying options that were outstanding as of January 14, 1999 and that have exercise prices less than $15.00 per Share.

    The funds required by Purchaser to pay the aggregate purchase price to be paid pursuant to the Offer and the Merger are expected to be provided to Purchaser in the form of capital contributions or advances made by Parent. Parent plans to obtain the funds for such capital contributions or advances from its available cash, borrowings under its existing bank credit facility (the "Bank Credit Facility") or a combination thereof. Although Parent intends to enter into discussions with one or more investment banking firms with respect to a possible refinancing of such borrowings under the Bank Credit Facility following the completion of the Offer, no specific arrangements therefor had been entered into as of the date of this Offer to Purchase.

    The Bank Credit Facility is provided for in a Credit Agreement, dated as of January 31, 1997 (as amended, the "Credit Agreement"), with Bank of America National Trust and Savings Association, as agent (the "Agent"), and the other financial institutions party thereto. The Credit Agreement provides for an unsecured revolving line of credit of $300 million, which terminates on January 31, 2002. As of the date of this Offer to Purchase, no borrowings were outstanding under the Bank Credit Facility. The effective interest rate on borrowings under the Bank Credit Facility is computed on the basis of specified alternative interest rate formulas from which Parent may select. Parent believes that, as of the date of this Offer to Purchase, such interest rate formulas would result in rates of interest within the range of 5.5% to 6.5% per annum.

    Advances under the Bank Credit Facility are conditioned upon (i) proper notice to the Agent, (ii) the accuracy of the representations and warranties of Parent set forth in the Credit Agreement (including representations and warranties with respect to corporate existence, subsidiaries, corporate authorization, governmental authorization, noncontravention, compliance with laws, litigation, absence of defaults, use of proceeds, certain financial statements and ERISA compliance), (iii) the absence, since the date of specified financial statements, of any changes in Parent's consolidated financial condition or results of operations sufficient to impair Parent's ability to repay its borrowings under the Credit Agreement, and (iv) the absence of any default under the Credit Agreement. Prior to entering into the Merger Agreement, Parent obtained a waiver of certain provisions of the Credit Agreement that would have prohibited the use of proceeds of borrowings under the Credit Agreement to pay for Shares purchased pursuant to the Offer and that would have prohibited the consummation of the Merger.

    The foregoing summary of the Credit Agreement and the waiver thereunder obtained by Parent is qualified in its entirety by reference to the full text of the Credit Agreement and such waiver, which are incorporated by reference and copies of which have been filed with the Commission as exhibits to the Schedule 14D-1. The Credit Agreement and such waiver may be examined at, and copies thereof may be obtained from, the offices of the Commission in the same manner as set forth in Section 8 above.

11. BACKGROUND OF THE OFFER

    Over the past several years, Parent has considered a number of possible acquisitions, business combinations and other transactions of or with other companies in the forest products industry and, in connection therewith, engaged in brief discussions with representatives of Company in early 1997. Following the divestiture of Parent's California redwood properties and other nonstrategic assets in June 1998, Parent's efforts in this area intensified. Among other companies considered by Parent in this regard was the Company.

    On October 12, 1998, Mark A. Suwyn, the Chairman and Chief Executive Officer of Parent, contacted George T. Brophy, the Chairman, and Chief Executive Officer of Company, and informed him that Parent was interested in exploring the possible acquisition of Company by Parent and indicated a potential purchase price of $11.00 per Share. Mr. Brophy informed Mr. Suwyn that Company might be willing to engage in these discussions, but only if a customary confidentiality agreement was signed. On October 19, 1998, Parent and Company entered into an agreement providing for the confidential treatment of any discussions relating to a possible acquisition of Company by Parent and of any confidential information exchanged by Company and Parent in connection with such discussions. On October 28, 1998, representatives of Parent and Company met to review and discuss financial, business, operational and other information regarding Company.

    On November 4, 1998, a representative of Parent indicated to a representative of Kohlberg & Co. (certain affiliates of which own 46.0% of the Shares outstanding as of January 14, 1999), who was also a member of Company's Board of Directors, that Parent might be willing to pay a purchase price in the range of $12.00 to $13.00 per Share for all outstanding Shares, and reviewed with the Kohlberg & Co. representative certain financial assumptions underlying Parent's valuation of Company's business. The Kohlberg & Co. representative indicated that he believed that Company's Board of Directors and stockholders would not favor a transaction in that price range.

    Further discussions were held between November 4, 1998 and November 10, 1998 among representatives of Parent and Company regarding Parent's valuation assumptions and indicated purchase price. On November 10, 1998, representatives of Parent indicated to representatives of Company that Parent might be willing to increase its indicated price to $14.50 per Share depending upon its review of information relating to Company, its level of assurance that, if announced, the transaction would be completed and other factors. The representatives of Company indicated to the representatives of Parent that they believed that any price less than $15.00 per Share would be unacceptable to Company's Board of Directors and stockholders.

    Thereafter, through approximately January 18, 1999 and with generally increasing frequency, representatives of Parent had various meetings and discussions with representatives of Company in connection with Parent's due diligence review of Company.

    On December 21, 1998, Parent proposed that the Company undertake for a period of less than 30 days to negotiate exclusively with Parent in pursuit of the possible acquisition of Company by Parent for between $14.50 and $15.00 per Share in cash. In subsequent discussions, Parent also indicated that any definitive agreement for an acquisition of Company by Parent would be conditioned upon the Principal Stockholders contractually committing themselves to support and participate in the transaction. Company rejected Parent's request for exclusivity and emphasized Company's position that the purchase price be $15.00 per Share. Without making any commitment as to the specific manner in which the Principal Stockholders might agree to support any transaction that might ultimately be negotiated, Company indicated that it was willing to continue discussions with Parent.

    Parent subsequently reiterated its request for exclusivity on a number of occasions. On each such occasion, Company refused to grant Parent exclusivity, but indicated its willingness to pursue discussions for an acquisition of Company by Parent. Parent also requested that the Principal Stockholders agree to tender their Shares into the Offer, vote in favor of the Merger and grant Parent an option on their Shares in connection with the proposed transaction. The Principal Stockholders indicated a willingness to agree to tender their Shares and vote in favor of the Merger, but resisted Parent's request for an option.

    On January 8, 1998, representatives of Parent and Company, including Messrs. Suwyn and Brophy, met to discuss the possible acquisition of Company by Parent. At that meeting, the representatives of Parent indicated to the representatives of Company that, subject to satisfactory completion of Parent's financial, business and operational review of Company, Parent would be willing to increase its indicated price to $15.00 per Share in cash and representatives of Company orally agreed not to actively solicit any third party for a competing transaction through January 17, 1999.

    Thereafter, business, legal and financial representatives of Company and Parent met or continued discussions of the possible transaction on numerous occasions, including on a substantially continuous basis during the period from January 12 through January 18, 1999. During this period, Parent made it clear to the Company that it would not proceed with the transaction without an option on the Principal Stockholders' Shares. On January 18, 1999, the Principal Stockholders agreed to grant such option and to the final terms of the Stockholder Agreement. Later that day, the respective Boards of Directors of Parent and Company approved the Merger Agreement and the Board of Directors of Parent approved the Stockholder Agreement. Such agreements were then executed and delivered by the respective parties thereto and the transaction was publicly announced on January 19, 1999.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR COMPANY; THE MERGER AGREEMENT; THE STOCKHOLDER AGREEMENT; OTHER MATTERS

    PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer and the Merger is to enable Purchaser to acquire control of Company and the entire equity interest in Company. The Offer is intended to increase the likelihood that the Merger will be completed promptly. The acquisition of the entire equity interest in Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of Company from the Stockholders to Parent and to provide the Stockholders with cash in a per Share amount equal to the Offer Consideration for all of their Shares.

    PLANS FOR COMPANY. Following the Merger, Company will be operated as a wholly owned subsidiary of Parent. Except as otherwise provided in this Offer to Purchase, and for possible transactions between Company and other subsidiaries of Parent in connection with the integration of the business conducted by Company with the other businesses of Parent and its subsidiaries, Purchaser and Parent have no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving Company or any subsidiary of Company, or any other material changes in Company's capitalization, dividend policy, corporate structure, business or composition of its management.

    Parent intends, from time to time after completion of the Offer, to evaluate and review Company's operations and the potential opportunities for rationalization and the achievement of synergies with Parent's operations, and to consider what, if any, changes would be desirable in light of the results of such evaluations and reviews. After such review, it is possible that Parent might modify its current plans not to dispose of any significant businesses or assets of Company and not effect any significant changes in Company's operations.

    THE MERGER AGREEMENT. The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined at, and copies thereof may be obtained from, the offices of the Commission in the same manner as set forth in Section 8 above.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer. Without the prior written consent of Company, Purchaser has agreed not to (and Parent has agreed to cause Purchaser not to) (i) decrease or change the form of the Offer Consideration or decrease the number of Shares sought pursuant to the Offer, (ii) amend any term of the Offer in any manner adverse to holders of Shares, (iii) change the conditions to the Offer, (iv) impose additional conditions to the Offer, (v) waive the Minimum Share Condition, or (vi) extend the Expiration Date (except that Purchaser may, without the consent of Company, (a) extend the Offer, if at the Expiration Date any of the conditions to Purchaser's obligation to purchase Shares is not satisfied, until such time as such condition is satisfied or waived, and (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the Staff thereof). Except as set forth above and subject to applicable legal requirements, Purchaser may amend the Offer or waive any condition to the Offer in its sole discretion.

    BOARD REPRESENTATION. The Merger Agreement provides that promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares (together with any Shares then owned by Parent or any of its subsidiaries) which represents a majority of the outstanding Shares (on a fully diluted basis) on the date of purchase, and from time to time thereafter, (i) Parent will be entitled to designate such number of directors, rounded up to the next whole number as will give Parent representation on the Board equal to the product of
(a) the number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and (b) the percentage that such number of Shares so purchased (together with any Shares then owned by Parent or any of its subsidiaries), bears to the aggregate number of Shares outstanding on the date of purchase (such number being the "Board

Percentage"), and (ii) Company will, upon request by Parent, promptly cause Parent's designees constituting the Board Percentage to be elected to the Board by (x) increasing the size of the Board or (b) using reasonable efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board and will use its best efforts to cause Parent's designees promptly to be so elected, subject in all instances to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Following the election or appointment of Parent's designees pursuant to the Merger Agreement and prior to the Effective Time, any amendment or termination of the Merger Agreement, waiver of the obligations or other acts of Parent or Purchaser or waiver of Company's rights thereunder will require the concurrence of a majority of the Continuing Directors (defined as those directors of Company then in office who were directors of Company on the date of the Merger Agreement and who voted to approve the Merger Agreement and such additional directors of Company, if any, who are not affiliated with Parent, Purchaser or any of their affiliates and who were designated as "Continuing Directors" by a majority of the directors who were Continuing Directors at the time of such designation). Company is today mailing to the Stockholders a copy of an Information Statement prepared in accordance with Rule 14f-1 promulgated under the Exchange Act, relating to the possible designation by Parent, pursuant to the Merger Agreement, of certain persons to be appointed to the Board otherwise than at a meeting of the Stockholders.

    CONSIDERATION TO BE PAID IN THE MERGER. The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, Purchaser will be merged with and into Company at the Effective Time. In the Merger, each Share issued and outstanding immediately prior to the Effective Time (excluding Shares owned by Company or any of its subsidiaries or Shares owned by Parent, Purchaser or any other subsidiary of Parent and Dissenting Shares (as defined in the Merger Agreement)) will be converted into the right to receive the Offer Consideration, payable in cash to the holder thereof without any interest thereon, less any required withholding taxes, upon surrender and exchange of a certificate representing such Shares. Each share of the capital stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation (as defined in the Merger Agreement), which will thereupon become a wholly owned subsidiary of Parent. Each Share and all other shares of capital stock of Company that are owned by Company or any subsidiary of Company and all Shares owned by Parent, Purchaser or any other subsidiary of Parent will be canceled and retired and will cease to exist and no consideration will be delivered or deliverable in exchange therefor. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the certificate of merger.

    COMPANY STOCK OPTIONS. The Merger Agreement provides that, at the Effective Time, each then-outstanding option to purchase Shares (collectively, the "Options") under Company's Amended and Restated Stock Option Plan, 1994 Director Stock Option Plan, 1994 Employee Stock Option Plan and new employee compensation policy (collectively, the "Stock Option Plans"), whether or not then exercisable, will, in settlement thereof, receive for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Offer Consideration and the per Share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"); PROVIDED, HOWEVER, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon receipt of the Option Consideration therefor, each Option will be canceled. The surrender of an Option to Company in exchange for the Option Consideration will be deemed a release of any and all rights the holder had or may have had in respect of such Option.

    Company has agreed to use its reasonable best efforts to obtain all necessary consents or releases from holders of Options under the Stock Option Plans and take all such other lawful action as may be necessary to give effect to the transactions contemplated by the Merger Agreement. Except as otherwise agreed to by the parties, (i) the Stock Option Plans will terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any subsidiary thereof will be canceled as of the Effective Time and (ii) Company will use its reasonable best efforts to assure that following the Effective Time no participant in the Stock Option Plans or other plans, programs or arrangements will have any right thereunder to acquire any equity securities of Company, the Surviving Corporation or any subsidiary thereof and to terminate all such plans.

    STOCKHOLDER MEETING. The Merger Agreement provides that Company will, as soon as practicable following the acceptance for payment of and payment for Shares by Purchaser in the Offer, if required by applicable law to consummate the Merger, duly call, give notice of, convene and hold a meeting of its Stockholders for the purpose of considering and voting upon the Merger Agreement. In connection with such meeting, if required by applicable law to consummate the Merger, Company, in consultation with Parent, will prepare and file with the Commission a proxy statement or information statement, together with any supplement or amendment thereto (the "Proxy Statement"). Company has agreed to use its reasonable efforts to respond to all Commission comments with respect to the Proxy Statement and, subject to compliance with the Commission's rules and regulations, to cause such proxy statement to be mailed to the Stockholders at the earliest practicable date.

    If Purchaser, or any other wholly owned subsidiary of Parent, acquires at least 90% of the outstanding Shares in the Offer, at the request of Purchaser, all parties to the Merger Agreement will take all necessary actions to cause the Merger to become effective as soon as practicable after the expiration of the Offer, without a meeting of the Stockholders, in accordance with the provisions of Section 253 of the DGCL.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties. These include representations and warranties by Company with respect to: (i) organization, standing and corporate power; (ii) authority and noncontravention; (iii) consents and approvals; (iv) capital structure; (v) documents filed with the Commission; (vi) absence of certain changes or events and undisclosed material liabilities; (vii) certain information required by the Exchange Act and other applicable law; (viii) real property and other assets; (ix) Year 2000 compliance; (x) intellectual property;
(xi) infringement; (xii) material contracts; (xiii) litigation; (xiv) compliance with laws; (xv) environmental laws; (xvi) taxes; (xvii) benefit plans; (xviii) absence of changes in benefit plans; (xix) labor matters; (xx) brokers' fees;
(xxi) opinion of one of its financial advisors; and (xxii) voting requirements.

    Parent and Purchaser have also made certain representations and warranties with respect to: (i) organization, standing and corporate power; (ii) authority and noncontravention; (iii) consents and approvals; (iv) certain information required by the Exchange Act and other applicable law; (v) financing; (vi) brokers' fees; and (vii) operations of Purchaser.

    No representations and warranties made by Company, Parent or Purchaser will survive beyond the Effective Time.

    CONDUCT OF BUSINESS PENDING THE MERGER. Company has agreed that during the period from the date of the Merger Agreement until the Effective Time, except as expressly provided for in the Merger Agreement or the agreement of Company for the sale of its fiber cement plant (the "Fiber Cement Agreement"), Company will, and will cause its subsidiaries to, conduct their businesses only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, will use reasonable efforts to preserve intact its current business organizations, keep available the services of its current key officers and employees and preserve the goodwill of those engaged in material business relationships with Company. Company has further agreed that during this period and except as expressly provided in the Merger Agreement or the Fiber Cement Agreement, it will not, nor will it permit any of its subsidiaries to: (i) (a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a subsidiary of Company, to its corporate parent), (b) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (c) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except for the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options; (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of Options outstanding on the date of the Merger Agreement; (iii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents other than as required for the performance by Company of its obligations under the Merger Agreement; (iv) directly or indirectly acquire, make any investment in, or make any capital contributions to, any person other than in the ordinary course of business consistent with past practice; (v) directly or indirectly sell, pledge or otherwise dispose of or encumber any of its properties or assets that are material to its business, except for sales, pledges or other dispositions or encumbrances in the ordinary course of business consistent with past practice;
(vi) (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to Company or any direct or indirect wholly owned subsidiary of Company or (b) make any loans or advances to any other person, other than to Company or to any direct or indirect wholly owned subsidiary of Company and other than routine advances to employees consistent with past practice, except, in the case of clause (a), for borrowings under existing credit facilities described in the reports or other documents filed by the Company with the Commission in the ordinary course of business consistent with past practice; (vii) enter into any compromise or settlement of, or take any material action with respect to, any litigation, action, suit, claim, proceeding or investigation other than the prosecution, defense and settlement of routine litigation, actions, suits, claims, proceedings or investigations in the ordinary course of business; (viii) grant or agree to grant to any officer, employee or consultant any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company employee benefit plans, except as may be required under existing agreements or by law or pursuant to the normal severance policies or practices of Company or its subsidiaries as in effect on the date of the Merger Agreement, or increases in salary or wages payable or to become payable in the ordinary course of business consistent with past practice;
(ix) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits; (x) enter into or amend any employment, consulting, severance or similar agreement with any individual other than in the ordinary course of business consistent with past practice, except with respect to new hires of non-officer employees in the ordinary course of business consistent with past practice; (xi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal (as defined below); (xii) make any tax election or settle or compromise any income tax liability of Company or of any of its subsidiaries involving on an individual basis more than $100,000;
(xiii) make any change in any method of accounting or accounting practice or policy, except as required by any changes in generally accepted accounting principles; (xiv) enter into any agreement, understanding or commitment that restrains, limits or impedes Company's ability to compete with or conduct any business or line of business; (xv) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company or its subsidiaries; or (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

    CONSENTS, APPROVALS AND FILINGS. The Merger Agreement provides that each of the parties to the Merger Agreement will (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and the Exchange Act, with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and
(ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including without limitation using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and parties to contracts with Company and its subsidiaries as are necessary for the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger, except that in no event will Parent or any of its subsidiaries be required to agree or commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of it or any of its subsidiaries (including without limitation the Surviving Company after consummation of the Merger) in connection with or as a condition to receiving the consent or approval of any governmental entity (including without limitation under the HSR Act). The Merger Agreement also provides that in case at any time after the Effective Time any further action is necessary or desirable to carry out the Merger Agreement, the proper officers and directors of each party to the Merger Agreement will use their reasonable best efforts to take such action. See Section 15.

    EMPLOYEE BENEFIT MATTERS. The Merger Agreement provides that, from and after the Effective Time, Parent will, and will cause its subsidiaries (including the Surviving Company) to, honor and provide for payment of all accrued obligations and benefits under all employee benefit plans of Company and employment or severance agreements between Company and any persons who are or had been employees of Company or any of its subsidiaries at or prior to the Effective Time ("Covered Employees"), all in accordance with their respective terms.

    The Merger Agreement further provides that, from and after the Effective Time, Parent will, and will cause its subsidiaries (including the Surviving Company) to, provide Covered Employees who remain in the employ of Parent or any such subsidiary employee benefits that are reasonably comparable to the employee benefits provided to similarly situated employees of Parent or any such subsidiary who are not Covered Employees. The Merger Agreement also provides that, to the extent Covered Employees are included in any benefit plan of Parent or its subsidiaries, Parent agrees that the Covered Employees will receive credit under such plan for service prior to the Effective Time with Company and its subsidiaries to the same extent such service was counted under similar employee benefit plans of Company for purposes of eligibility, vesting, eligibility for retirement (but not for benefit accrual) and, with respect to vacation, disability and severance, benefit accrual. The Merger Agreement also provides that, to the extent that Covered Employees are included in any medical, dental or health plan other than the plan or plans they participated in at the Effective Time, no such plans will include pre-existing condition exclusions, except to the extent that such exclusions were applicable under the similar Company employee benefit plan at the Effective Time, and all such plans will provide credit for any deductibles and co-payments applied or made with respect to each Covered Employee in the calendar year of the change.

    Notwithstanding anything in the Merger Agreement to the contrary, from and after the Effective Time, the Surviving Company will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Company. Except as otherwise provided in the Merger Agreement, nothing in the Merger Agreement prevents Parent or the Surviving Company from amending or terminating any Company benefit plan in accordance with its terms.

    NO SOLICITATION. The Merger Agreement provides that, during the period from and including the date of the Merger Agreement to the Effective Time, Company will not, and will not authorize or permit any of its subsidiaries, or any of its or their affiliates, officers, directors, employees, agents or representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by Company or any of its subsidiaries), to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiations with any person in furtherance of, or approve, agree to, endorse or recommend, any Acquisition Proposal, except that nothing in the Merger Agreement will prohibit the Board, prior to the time at which the Merger Agreement is adopted by the Stockholders, from furnishing information to, or entering into, maintaining or continuing discussions or negotiations with, any person that makes a bona fide written Acquisition Proposal after the date of the Merger Agreement under circumstances not involving any breach of the provisions described above in this sentence if, and to the extent that, (i) the Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that the failure to take such action would constitute a breach by the Board of its fiduciary duties to the Stockholders under applicable law and (ii) prior to furnishing any non-public information to such person, Company receives from such person an executed confidentiality agreement with provisions no less favorable to Company than the letter agreement relating to the furnishing of confidential information of Company to Parent. The Merger Agreement further provides that Company will promptly (and, in any event within 24 hours) notify Parent after receipt of any Acquisition Proposal or any request for information relating to Company or its subsidiaries or for access to the properties, books or records of Company or any of its subsidiaries by any person who has informed Company that such person is considering making, or has made, an Acquisition Proposal (which notice will identify the person making, or considering making, such Acquisition Proposal and will set forth the material terms of any Acquisition Proposal received), and that Company will keep Parent informed in reasonable detail of the terms, status and other pertinent details of any such Acquisition Proposal.

    The Merger Agreement further provides that during the period from and including the date of the Merger Agreement to and including the Effective Time, neither the Board nor any committee thereof will withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval of the Merger Agreement or the transactions contemplated thereby or the recommendation provided in the Introduction to this Offer to Purchase, except that nothing contained in the Merger Agreement will (i) prohibit the Board from withdrawing or modifying such recommendation following the receipt by Company after the date of the Merger Agreement, under circumstances not involving any breach of the provisions described in the immediately preceding paragraph, of an Acquisition Proposal if, and to the extent that, the Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that the failure to take such action would result in a breach by the Board of its fiduciary duties to the Stockholders under applicable law or (ii) prohibit the Board from, to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Subject to Company's right to terminate the Merger Agreement under certain circumstances described below, no such action taken by the Board will permit Company to enter into any agreement providing for any transaction contemplated by an Acquisition Proposal for as long as the Merger Agreement remains in effect.

    For purposes of the Merger Agreement, "Acquisition Proposal" means an inquiry, offer, proposal or indication of interest regarding any of the following (other than the transactions contemplated by the Merger Agreement, the Stockholder Agreement or the Fiber Cement Agreement) involving Company: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer or other acquisition of 20% or more of the outstanding shares of capital stock of Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    FEES AND EXPENSES. The Merger Agreement provides that whether or not the Merger is consummated, each party will pay its own expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the transactions contemplated thereby.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The Merger Agreement provides that, for a period of six years after the Effective Time, the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of Purchaser will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Company in respect of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by the Merger Agreement), unless such modification is required by law.

    The Merger Agreement also provides that from and after the Effective Time, Parent will, or will cause the Surviving Company to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date thereof or who becomes prior to the Effective Time, an officer or director of Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval will not be unreasonably withheld) incurred in connection with any threatened or actual action, suit or proceeding based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, the Merger Agreement or the transactions contemplated thereby, in each case, to the full extent that a corporation is permitted under the DGCL to indemnify its own directors or officers, as the case may be (and shall pay expenses in advance of the final disposition of any such action, suit or proceeding to each Indemnified Party to the full extent permitted by the DGCL, upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such person is not entitled to be so indemnified). The foregoing rights to indemnification under the Merger Agreement will continue in full force and effect for a period of four years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

    The Merger Agreement provides that, for a period commencing at the Effective Time and expiring on the sixth anniversary of the Effective Time, Parent will cause to be maintained in effect policies of directors' and officers' liability insurance, for the benefit of those persons who are covered by Company's directors' and officers' liability insurance policies at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under Company's current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to Parent not greater than $350,000. The Merger Agreement further provides that if such insurance cannot be so maintained at such cost, Parent will maintain as much of such insurance as can be so maintained at a cost equal to $350,000.

    CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the obligation of each party to effect the Merger is subject to the satisfaction or written waiver prior to the Closing Date, of the following conditions: (i) Purchaser shall have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn, provided, however, that, neither Parent nor Purchaser may invoke this condition if Purchaser has failed to purchase Shares so tendered and not withdrawn in violation of the terms of the Merger Agreement or the Offer; (ii) the Merger Agreement shall have been adopted by the affirmative vote of the holders of the requisite number of shares of capital stock of the Company if such vote is required pursuant to Company's certificate of incorporation, the DGCL or by applicable law; (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition the party so invoking this condition shall have complied with its obligations under the Merger Agreement relating to the taking of actions necessary for the consummation of the Merger; and (iv) all necessary waiting periods under the HSR Act applicable to the Merger shall have expired or been earlier terminated.

    TERMINATION. The Merger Agreement may be terminated and the transactions contemplated therein may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of the Merger Agreement by the Stockholders, in any one of the following circumstances: (i) by mutual written consent duly authorized by the Boards of Parent and Company; (ii) by Parent or Company if Shares have not been purchased by Purchaser pursuant to the Offer on or before April 30, 1999, other than as a result of any material breach of any provision of the Merger Agreement by the party seeking to effect such termination; (iii) by Parent or Company if, as a result of the failure of any of the conditions to the Offer set forth in Section 14, the Offer shall have expired or Purchaser shall have terminated the Offer in accordance with the terms and conditions thereof without any Shares being purchased by Purchaser thereunder; provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose breach of or failure to fulfill its obligations under the Merger Agreement resulted in the failure of any such condition; (iv) by Parent or Company, if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the acceptance for payment of, or payment for, the Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such order, decree or ruling; (v) by Parent if the Board or any committee thereof shall have (a) withdrawn or modified in a manner adverse to Parent or Purchaser, or publicly taken a position materially inconsistent with, its approval or recommendation of the Merger Agreement, the Offer, the Merger or the other transactions contemplated thereby, (b) approved, endorsed or recommended an Acquisition Proposal, or (c) resolved or publicly disclosed any intention to do any of the foregoing; (vi) by Company, following the receipt by Company after the date hereof, under circumstances not involving any breach of the obligations of Company described under the caption "No Solicitation" above, of a bona fide written Acquisition Proposal, if the Board of Directors of Company, after consultation with and based upon the advice of independent legal counsel, shall have determined in good faith that the failure to terminate the Merger Agreement would constitute a breach by the Board of its fiduciary duties to the Stockholders under applicable law; provided that (a) Company has complied with specified provisions of the Merger Agreement, including specified notice provisions, (b) Company enters into a definitive agreement providing for the transactions contemplated by such Acquisition Proposal immediately following such termination, and (c) such termination shall not be effective until Company shall have paid to Parent the Fee (as defined below) in accordance with provisions of the Merger Agreement; or (vii) by Company if Purchaser or Parent shall have (a) failed to commence the Offer within five business days after the public announcement by Parent and Company of the Merger Agreement, (b) failed to pay for the Shares pursuant to the Offer in accordance with the Merger Agreement, or (c) breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach described in this clause (c) is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or Purchaser, as applicable, except such breaches described in this clause (c) as individually or in the aggregate would not reasonably be expected to materially and adversely affect the ability of Parent or Purchaser to complete the Offer or the Merger on the terms and subject to the conditions of the Merger Agreement. If the Merger Agreement is terminated under the circumstances described in clause (v) or (vi) above, Company will be obligated to pay Parent a fee in the amount of $5,000,000 (the "Fee"), which amount will be payable in immediately available funds (a) promptly (and in any event within three business days) after such termination, in the case of termination under the circumstances described in clause (v) above or (b) prior to or concurrently with such termination, in the case of termination under the circumstances described in clause (vi) above.

    AMENDMENT. Subject to any applicable provisions of the DGCL, at any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement by written agreement executed and delivered by duly authorized officers of the respective parties. However, after the adoption of the Merger Agreement, no amendment will be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. The Merger Agreement may not be modified or amended except by written agreement executed and delivered by duly authorized officers of each of the respective parties.

    ASSIGNMENT. Neither the Merger Agreement nor any of the rights, interests or obligations thereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties thereto without the prior written consent of the other parties, and any such assignment without such prior written consent will be null and void, except that Parent and/or Purchaser may assign the Merger Agreement to any direct or indirect wholly owned subsidiary of Parent without the prior consent of Company, provided that the Parent and/or Purchaser, as the case may be, will remain liable for all of its obligations under the Merger Agreement. Subject to the immediately preceding sentence, the Merger Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    TIMING. The exact timing and details for the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Purchaser pursuant to the Offer. Although Purchaser has agreed to cause the Merger to be consummated on the terms set forth above, there can be no assurance as to the timing of the Merger.

    THE STOCKHOLDER AGREEMENT. As a condition and an inducement to the willingness of Parent and Purchaser to enter into the Merger Agreement, Parent and Purchaser requested that Kohlberg Associates, L.P., KABT Acquisition Company, L.P. and George T. Brophy (i.e., the "Principal Stockholders"), which collectively own 4,952,554 Shares, or approximately 46.4% of the Shares outstanding as of January 14, 1999 (and one of whom, Mr. Brophy, holds options to purchase an additional 710,000 Shares from Company), enter into the Stockholder Agreement. The following is a summary of the material terms of the Stockholder Agreement. This summary is not a complete description of the terms and conditions of the Stockholder Agreement and is qualified in its entirety by reference to the full text of the Stockholder Agreement, which is incorporated by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stockholder Agreement may be examined at, and copies thereof may be obtained from, the offices of the Commission in the same manner as set forth in Section 8 above.

    TENDER OF SHARES. Each Principal Stockholder has agreed to cause to be validly tendered (and not withdrawn) pursuant to and in accordance with the terms of the Offer, not later than the tenth business day after commencement of the Offer, all Shares beneficially owned by such Principal Stockholder (such Shares, together with any other Shares the beneficial ownership of which is acquired by such Principal Stockholder, being such Principal Stockholder's "Subject Shares"). If the Offer is amended in any manner set forth in the Merger Agreement as requiring the consent of Company, the Principal Stockholders will not be obligated to tender their Subject Shares unless such amendment is made with their prior approval (which is not to be unreasonably withheld).

    VOTING OF SHARES. At any meeting of the Stockholders called to consider and vote upon the adoption of the Merger Agreement (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of Stockholders, each Principal Stockholder has agreed to vote or cause to be voted (including by written consent, if applicable) all of such Principal Stockholder's Subject Shares in favor of the adoption of the Merger Agreement and in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at any such meeting or made the subject of any such written consent, as applicable.

    At any meeting of the Stockholders called to consider and vote upon any Adverse Proposal (as defined below) (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Adverse Proposal by written consent of Stockholders, each Principal Stockholder has agreed to vote or cause to be voted (including by written consent, if applicable) all of such Principal Stockholder's Subject Shares against such Adverse Proposal. For purposes of the Stockholder Agreement, the term "Adverse Proposal" means any (a) Acquisition Proposal, (b) proposal or action that would reasonably be expected to result in a breach of any covenant, representation or warranty of Company set forth in the Merger Agreement, or (c) proposal or action that is intended or would reasonably be expected to impede, interfere with, delay or materially and adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement.

    IRREVOCABLE PROXY. Pursuant to the Stockholder Agreement, each Principal Stockholder has appointed Parent and any designee of Parent, each of them individually, such Principal Stockholder's proxy and attorney-in-fact pursuant to the provisions of Section 212 of the DGCL, with full power of substitution and resubstitution, to vote or act by written consent with respect to such Principal Stockholder's Subject Shares in accordance with the Stockholder Agreement. Each Principal Stockholder has agreed that the proxy is coupled with an interest and is irrevocable.

    GRANT OF OPTION. Each Principal Stockholder has granted to Parent an irrevocable option (each, an "Option" and, collectively, the "Options") to purchase such Principal Stockholder's Subject Shares on the terms and subject to the conditions set forth in the Stockholder Agreement at a purchase price per share equal to $15.00 or the highest per share price paid in the Offer (the "Purchase Price"). If (i) the Offer is consummated but (whether due to improper tender or withdrawal of tender) Purchaser has not accepted for payment and paid for all of the Subject Shares, or (ii) the Merger Agreement is terminated (otherwise than by the mutual consent of the parties or as a result of the entry of a final, nonappealable injunction against the Offer or the Merger under circumstances not involving a breach by Company of its obligation to seek the removal thereof) in accordance with its terms for reasons other than the failure of Parent or Purchaser to fulfill their respective obligations under the Merger Agreement, the Options will, in any such case, become exercisable (in whole but not in part) upon the first to occur of any such event and remain exercisable (in whole but not in part) until the date that is 30 days after the date of the occurrence of an event described in clause (i) above, or the date that is 90 days after the date of the occurrence of the event described in clause (ii) above (the applicable period of exercisability being the "Option Period").

    EXERCISE OF OPTION. Parent may exercise all of the Options, in whole but not in part, at any time or from time to time during the Option Period. Notwithstanding anything in the Stockholder Agreement to the contrary, Parent will be entitled to purchase all Subject Shares in respect of which it will have exercised an Option in accordance with the terms of the Stockholder Agreement prior to the expiration of the Option Period, and the expiration of the Option Period will not affect any rights thereunder which by their terms do not terminate or expire prior to or as of such expiration.

    The Stockholder Agreement provides that, if Parent wishes to exercise an Option, it will deliver to the applicable Principal Stockholder (each a "Selling Stockholder") a written notice (an "Exercise Notice") to that effect which specifies a date (an "Option Closing Date") not earlier than three business days after the date such Exercise Notice is delivered for the consummation of the purchase and sale of such Subject Shares (an "Option Closing"). If the Option Closing cannot be effected on the Option Closing Date specified in the Exercise Notice by reason of any applicable judgment, decree, order, law or regulation, or because any applicable waiting period under the HSR Act shall not have expired or been terminated, (i) the Principal Stockholders have agreed to promptly take all such actions as may be requested by Parent, and will otherwise fully cooperate with Parent, to cause the elimination of all such impediments to the Option Closing and (ii) the Option Closing Date specified in the Exercise Notice will be extended to the third business day following the elimination of all such impediments.

    ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. In the event of any change in the capital stock of Company by reason of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, extraordinary distribution or similar transaction, the type and number or amount of shares, securities or other property subject to each of the Options, and the Purchase Price payable therefor, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that (a) Parent will receive upon exercise of any Option the type and number or amount of shares, securities or property that Parent would have retained and/or been entitled to receive in respect of the applicable Selling Stockholder's Subject Shares if the Option had been exercised immediately prior to such event relating to Company or the record date therefor, as applicable, and (b) the applicable Selling Stockholder will receive upon exercise of any Option granted by such Selling Stockholder the amount of cash that such Selling Stockholder would have received as a result of the exercise of the Option if the Option had been exercised immediately prior to such event relating to Parent or the record date therefor, as applicable. The foregoing adjustment will apply in a like manner to successive stock dividends, subdivisions, reclassifications, recapitalizations, splits, combinations, exchanges of shares, extraordinary distributions or similar transactions.

    ACQUIRED SHARES. The Stockholder Agreement provides that, in the event that Subject Shares are acquired by Parent pursuant to the exercise of the Options (such acquired Subject Shares being "Acquired Shares") and Parent thereafter sells, transfers or disposes of Acquired Shares within 18 months after the acquisition of such Acquired Shares (any such sale, transfer or disposition of Acquired Shares occurring within such 18-month period being a "Sale"), Parent will promptly pay to the Selling Stockholders (pro rata, in proportion to the number of Acquired Shares purchased from each Selling Stockholder) an amount in cash equal to the positive difference (if any) between the aggregate proceeds received by Parent in the Sale (net of selling commissions, if any) and the aggregate Purchase Price paid by Parent for the Acquired Shares sold, transferred or disposed of in such Sale. Parent has agreed to effect any Sale of Acquired Shares only to an unaffiliated party in a bona fide arm's-length transaction.

    REPRESENTATIONS AND WARRANTIES. The Stockholder Agreement contains various representations and warranties of the parties. Each Principal Stockholder has made certain representations and warranties with respect to: (i) title to such Principal Stockholder's Subject Shares; (ii) authority; and (iii) noncontravention. Each of Parent and Purchaser has made certain representations and warranties with respect to: (i) authority; (ii) noncontravention; and (iii) securities law compliance.

    RESTRICTION ON TRANSFER OF SUBJECT SHARES, PROXIES AND NONINTERFERENCE. The Stockholder Agreement provides that no Principal Stockholder will, directly or indirectly: (A) except pursuant to the terms of the Stockholder Agreement and for the conversion of Subject Shares at the Effective Time pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Principal Stockholder's Subject Shares; (B) except pursuant to the terms of the Stockholder Agreement, grant any proxies or powers of attorney, deposit any of such Principal Stockholder's Subject Shares into a voting trust or enter into a voting agreement with respect to any of such Principal Stockholder's Subject Shares; or (C) take any action that would reasonably be expected to make any representation or warranty contained in the Stockholder Agreement untrue or incorrect or have the effect of impairing the ability of such Principal Stockholder to perform such Principal Stockholder's obligations under the Stockholder Agreement or preventing or delaying the consummation of any of the transactions contemplated thereby.

    NO SOLICITATION. The Principal Stockholders have agreed that they will not, and will not authorize or permit any of their respective officers, directors, employees, agents or representatives (including without limitation any investment bankers, financial advisors, attorneys or accountants) to, directly or indirectly, initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any Acquisition Proposal, or enter into or maintain or continue discussions or negotiations with any person in furtherance of, or approve, agree to, endorse or recommend, any Acquisition Proposal.

    TERMINATION. The Stockholder Agreement will terminate immediately upon the earlier of (i) the Effective Time and (ii) the date on which the Option Period expires (or, if later, the date on which the last Option Closing occurs). The Stockholder Agreement provides that Parent and Purchaser will not amend the Merger Agreement to increase the Merger Consideration without the prior written consent of the Principal Stockholders representing a majority of the Subject Shares subject to the Stockholder Agreement.

OTHER MATTERS

    APPRAISAL RIGHTS. No appraisal rights are available to Stockholders in connection with the Offer. However, if the Merger is consummated, a Stockholder will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, that Stockholder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any value arising from the Merger) required to be paid in cash to dissenting Stockholders for their Shares. Any judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Merger Consideration and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Merger Consideration.

    If a Stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal as provided in the DGCL, the Shares of that Stockholder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A Stockholder may withdraw his demand for appraisal by delivering to Purchaser a written withdrawal of such demand for appraisal and acceptance of the Merger.

    Failure to precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights.

    GOING-PRIVATE TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding Company and certain information regarding the fairness of the Merger and the consideration offered to minority Stockholders be filed with the Commission and disclosed to minority Stockholders prior to consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

    If, on or after the date of the Merger Agreement, and prior to the Effective Time, the outstanding Shares are changed into a different number of shares of a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Offer Consideration will be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    If, on or after the date of the Merger Agreement, Company (i) acquires currently outstanding Shares, or otherwise causes a reduction in the number of outstanding Shares or (ii) issues or sells additional

Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing then, subject to the provisions of
Section 14, Purchaser in its sole discretion, may make such adjustments as it deems appropriate in the Offer Consideration and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

    If, on or after the date of the Merger Agreement, Company declares or pays any cash dividend on the Shares, makes other distributions on the Shares or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to Stockholders of record prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on Company's stock transfer records, then, subject to
Section 14 below, (i) the Offer Consideration may, in the sole discretion of Purchaser, be reduced by the amount of any cash dividend or cash distribution and (ii) the whole of any non-cash dividend, distribution or issuance to be received by the tendering Stockholders will (A) be received and held by the tendering Stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering Stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer or (B) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of exercise promptly will be remitted to Purchaser. Pending the remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any non-cash dividend, distribution, issuance or proceeds and may withhold the entire Offer Consideration or deduct from the Offer Consideration the amount or value of the non-cash dividend, distribution, issuance or proceeds, as determined by Purchaser in its sole discretion.

    Pursuant to the terms of the Merger Agreement, Company is prohibited from taking any of the actions described in the three preceding paragraphs and nothing in this Offer to Purchase shall constitute a waiver by Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to Purchaser or Parent for any breach of the Merger Agreement, including termination of the Merger Agreement.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restrictions referred to above, payment for any Shares tendered, and, subject to the terms of the Merger Agreement, may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) if (i) there shall not have been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of Shares (together with any Shares then owned by Parent or any of its subsidiaries) which constitutes a majority of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully diluted basis" having the following meaning, as of any date: the number of Shares outstanding (excluding Shares held as treasury stock by Company or any of its subsidiaries), together with the number of Shares Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise other than unvested Options), (ii) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer; or
(iii) if at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares, any of the following events shall have occurred and remain in effect:

        (A) any United States or Canadian governmental entity or authority or any United States or Canadian court of competent jurisdiction in the United States or in Canada shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (1) materially restricts, prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, including the Offer or the Merger, (2) prohibits or limits materially the ownership or operation by Parent or any of its subsidiaries of all or any material portion of the business or assets of Company and its subsidiaries taken as a whole or compels Company, Parent, or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company and its subsidiaries taken as a whole, or (3) imposes material limitations on the ability of Parent, Purchaser or any other subsidiary of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby;

        (B) there shall have been instituted or pending any action or proceeding before any United States or Canadian court or governmental entity or authority by any United States or Canadian governmental entity or authority seeking any order, decree or injunction having any effect set forth in paragraph (A) above;

        (C) the representations and warranties of Company contained in the Merger Agreement (without giving effect to the materiality qualifications contained therein) shall not be true and correct as of the Expiration Date of the Offer (as the same may be extended from time to time) as though made on and as of such date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for any breach or breaches which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on (i) the ability of Company to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby or
    (ii) the assets, liabilities (actual or contingent), financial condition, results of operations or business of Company and its subsidiaries taken as a whole, excluding any change or development resulting from (x) events adversely affecting any principal markets served by the business of Company generally or affecting the hardboard siding industry generally which do not have a disproportionate adverse effect on Company or its subsidiaries, (y) general economic conditions, including changes in the economies of any of the jurisdictions in which Company or any of its subsidiaries conduct business, which do not have a disproportionate adverse effect on Company or its subsidiaries, or (z) the Merger Agreement, the Stockholder Agreement or any transaction contemplated thereby; provided that this exception shall not apply to the representations and warranties of Company relating to the capital structure of Company);

        (D) Company shall not have performed or complied in all material respects with its obligations under the Merger Agreement to be performed or complied with by it and such failure continues until the later of (1) fifteen days after actual receipt by it of written notice from Purchaser setting forth in detail the nature of such failure or (2) the Expiration Date of the Offer;

        (E) there shall have occurred any material adverse change, or any development that is reasonably likely to result in a material adverse change, in the assets, liabilities (actual or contingent), results of operations or business of Company and its subsidiaries taken as a whole, excluding any change or development resulting from (1) events adversely affecting any principal markets served by the business of Company generally or affecting the hardboard siding industry generally which do not have a disproportionate adverse effect on Company or its subsidiaries, (2) general economic conditions, including changes in the economies of any of the jurisdictions in which Company or any of its subsidiaries conduct business, which do not have a disproportionate adverse effect on Company or its subsidiaries, or (3) the Merger Agreement, the Stockholder Agreement or any transaction contemplated thereby;

        (F) the Merger Agreement shall have been terminated in accordance with its terms;

        (G) the Board or any committee thereof shall have (1) withdrawn or modified in a manner adverse to Parent or Purchaser, or publicly taken a position materially inconsistent with, its approval or recommendation of the Merger Agreement, the Offer, the Merger or the other transactions contemplated thereby, (2) approved, endorsed or recommended an Acquisition Proposal, or (3) resolved or publicly disclosed any intention to do any of the foregoing; or

        (H) there shall have occurred (1) any general suspension of, or limitation on prices (other than suspensions or limitations triggered by price fluctuations on a trading day) for, trading in securities on any national securities exchange in the United States, (2) the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States, (3) any commencement of war, armed hostilities or other international or national calamity directly involving the United States having a significant adverse effect on the functionality of financial markets in the United States, or (4) in the case of any of the foregoing existing at time of the commencement of the Offer, a material acceleration or worsening thereof.

    The foregoing conditions (other than the Minimum Share Condition) are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right and may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

    Except as described in this Section 15, based on a review of publicly available filings made by Company with the Commission and other publicly available information concerning Company, but without any independent investigation, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer to Purchase. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below, under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Company's business or that certain parts of Company's business might not have to be disposed of if such approvals were not obtained or other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 above for certain conditions to the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in those states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made certain corporate acquisitions more difficult. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that the laws were applicable only under certain conditions.

    Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval of either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." Company has represented in the Merger Agreement that Section 203 of the DGCL is not applicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

    Based on information supplied by Company and Company's representations in the Merger Agreement, Purchaser does not believe that any other state takeover statutes apply to the Offer or the Merger. Neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of that right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar-day waiting period following the filing by Purchaser of a Notification and Report Form with respect to the Offer, unless Purchaser receives a request for additional information or documentary material from the Antitrust Division or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. As of the date of this Offer to Purchase, it was expected that such filing would be made on or about January 25, 1999 and such waiting period would expire at 11:59 p.m. on or about February 9, 1999. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Purchaser concerning the Offer, the waiting period will be extended and would expire 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of Purchaser. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while the negotiations continue. For information regarding the obligations of Company, Parent and Purchaser in this regard, see "The Merger Agreement--Consents, Approvals and Filings" in Section 12.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Purchaser or its subsidiaries, or Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the

Offer on antitrust grounds will not be made or, if such a challenge is made, of the result of that challenge. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

16. FEES AND EXPENSES

    Parent has retained Goldman, Sachs & Co. to act as the Dealer Managers and to provide certain financial advisory services, D.F. King & Co., Inc. to act as the Information Agent and First Chicago Trust Company of New York to act as the Depositary in connection with the Offer. The Dealer Managers and the Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial owners. The Dealer Managers, the Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) Stockholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Stockholders in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Managers or one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

    Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-1 under the Exchange Act containing certain additional information with respect to the Offer. The Schedule and any amendments to the Schedule, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

    No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, the information or representation must not be relied upon as having been authorized.

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

A.  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

    The directors of Purchaser are Mark A. Suwyn, Curtis M. Stevens and J. Ray Barbee. The executive officers of Purchaser are Mark A. Suwyn, J. Ray Barbee, Joseph Kastelic, Curtis M. Stevens, William Hebert, Anton C. Kirchhof and Gary
C. Wilkerson. Each of the directors and executive officers of Purchaser is also an executive officer of Parent. Information concerning the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Purchaser is set forth in the table of the directors and executive officers of Parent. The business address of each such person is 111 S.W. Fifth Avenue, Portland, Oregon 97204. All directors and officers of Purchaser are citizens of the United States.

B.  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent and Purchaser. Unless otherwise indicated below, (i) each individual has held his or her positions for more than the past five years and (ii) the business address of each person is 111 S.W. Fifth Avenue, Portland, Oregon 97204. Except as otherwise stated below, all directors and officers listed below are citizens of the United States. Directors are identified with a single asterisk.

                             AGE AT             PRESENT PRINCIPAL OCCUPATION OR            PERIOD
    NAME AND ADDRESS        12/31/98      EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY      SERVED
------------------------  -------------  ---------------------------------------------  ------------

*Mark A. Suwyn..........           56    Chairman of the Board and Chief Executive       Since 1996
                                         Officer of Parent
                                         Executive Vice President of International       1992-1995
                                         Paper Company (2 Manhattanville Rd.,
                                         Purchase, NY 10577)

J. Ray Barbee...........           51    Vice President, Sales and Marketing of Parent   Since 1998
                                         Director of Market Pulp Operations of Parent       1997
                                         Vice President and General Sales Manager of     1989-1997
                                         Boise Cascade Corporation (1111 W. Jefferson
                                         Street, Boise, ID 83728)

*John W. Barter.........           51    Private investor                                Since 1998
51 Society St.                           Executive Vice President of Allied Signal,      1994-1997
Charleston, SC                           Inc. and President of Allied Signal
29401                                    Automotive (101 Columbia Rd., Morristown, NJ
                                         07962-1057).                                    1988-1994
                                         Senior Vice President and Chief Financial
                                         Officer of Allied Signal, Inc.

*William C. Brooks......           65    Chairman, Brooks Group International, Ltd.      Since 1997
1239 Washington Blvd.                    Vice President, Corporate Affairs of General     Prior to
Detriot, MI 48226                        Motors Corporation (100 Renaissance Center,        1997
                                         Detroit, MI 48243)

                             AGE AT             PRESENT PRINCIPAL OCCUPATION OR            PERIOD
    NAME AND ADDRESS        12/31/98      EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY      SERVED
------------------------  -------------  ---------------------------------------------  ------------
*Archie W. Dunham.......           59    Chief Executive Officer and President of
600 N. Dairy Ashford Rd.                 Conoco, Inc. and director of E.I. du Pont de
Houston, TX 77079                        Nemours and Company (1007 Market St.,
                                         Wilmington, DE 19898); Various other senior
                                         executive positions with Conoco, Inc.
*Pierre S. du Pont IV...           63    Partner in the law firm of Richards, Layton &
One Rodney Square                        Finger
920 King St.
Wilmington, DE 19801

Warren C. Easley........           56    Vice President, Technology and Quality of       Since 1996
                                         Parent                                          1992-1996
                                         Technical Manager, North American Nylon, E.I.
                                         du Pont de Nemours (1007 Market St.,
                                         Wilmington, DE 19898)

Richard W. Frost........           46    Vice President, Timberlands and Fiber           Since 1996
                                         Procurement of Parent                           1992-1996
                                         Vice President of S.D. Warren Company (225
                                         Franklin Street, Boston, MA 02110)

*Bonnie G. Hill.........           57    President and Chief Executive Officer of the
Times Mirror Sq.                         Times Mirror Foundation and Vice President of
Los Angeles, CA                          Times Mirror Company and Senior Vice
90012                                    President, Communications and Public Affairs
                                         for the Los Angeles Times
                                         Dean of the McIntire School of Commerce at      1992-1997
                                         the University of Virginia (Charlottesville,
                                         Virginia 22903)

*Donald R. Kayser.......           68    Chairman and Chief Executive Officer of         1995-1996
4909 Roberts Road                        Parent                                           Prior to
Boise, ID 83705                          Retired                                            1995

J. Keith Matheney.......           49    Vice President, Core Businesses of Parent       Since 1998
                                         Vice President, Sales and Marketing of Parent   1997-1998
                                         General Manager--Sales and Marketing of            1996
                                         Parent
                                         General Manager--Western Division of Parent        1996
                                         General Manager--Weather-Seal Division of       1994-1996
                                         Parent
                                         Director of Sales and Marketing--Northern       1986-1994
                                         Division of Parent
*Patrick F. McCartan....           63    Managing partner of the law firm of Jones,
North Point                              Day, Reavis & Pogue
901 Lakeside Avenue
Cleveland, Ohio 44114

                             AGE AT             PRESENT PRINCIPAL OCCUPATION OR            PERIOD
    NAME AND ADDRESS        12/31/98      EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY      SERVED
------------------------  -------------  ---------------------------------------------  ------------
*Lee C. Simpson.........           64    President and Chief Operating Officer of        1995-1996
#12 Loon Lane                            Parent
Sunriver, OR 97707

Curtis M. Stevens.......           46    Vice President, Chief Financial Officer and     Since 1997
                                         Treasurer of Parent
                                         Executive Vice President of Planar Systems      1983-1997
                                         (1400 N.W. Compton Drive, Beaverton, OR
                                         97006)

Michael J. Tull.........           53    Vice President, Human Resources of Parent       Since 1996
                                         Corporate Vice President, Employee Quality      1991-1996
                                         and Development of Sharp Healthcare (3556
                                         Ruffin Road, Bldg. B, San Diego, CA 92123)

Gary C. Wilkerson.......           52    Vice President and General Counsel of Parent    Since 1997
                                         Acting Senior Vice President, General Counsel      1997
                                         and Secretary of the Consumer Operations
                                         Division of Ivax Pharmaceuticals (4400
                                         Biscayne Blvd., Miami, FL 33137)
                                         Vice President, General Counsel and Secretary   1990-1996
                                         of Maybelline, Inc. (3030 Jackson Avenue,
                                         Memphis, TN 38112)

    Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Stockholder of Company or his broker dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    First Chicago Trust Company of New York

            BY MAIL:                   BY OVERNIGHT COURIER:                    BY HAND:
  First Chicago Trust Company      First Chicago Trust Company of    First Chicago Trust Company of
          of New York                         New York                          New York
      Tenders & Exchanges               Tenders & Exchanges               Tenders & Exchanges
           Suite 4660                      14 Wall Street              c/o Securities Transfer &
         P.O. Box 2569                 8th Floor, Suite 4680            Reporting Services, Inc.
   Jersey City, NJ 07303-2569            New York, NY 10005           100 William Street, Galleria
                                                                           New York, NY 10038

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005

             Banks and Brokerage Firms Call Collect: (212) 425-1685
                   ALL OTHERS CALL TOLL-FREE: (800) 290-6429

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004

                                 (800) 323-5678